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                                 Exhibit "8.1"
                                                                    May 10, 2002

     Paincare, Inc.
     37 North Orange Avenue
     Suite 500
     Orlando, FL 32801

     Helpmate Robotics, Inc.
     22 Shelter Rock Lane
     Danbury, CT 06810

          Re:   Helpmate Robotics, Inc./ Paincare, Inc. - Merger

     Dear Sir or Madam:

          This opinion is being delivered to you in connection with (i) the Agreement and Plan of Merger (the "Agreement"), dated as of December 20, 2001, by and among Helpmate Robotics, Inc., a Connecticut corporation ("Parent"), Helpmate Robotics Subsidiary, Inc., a Connecticut corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Paincare, Inc., a Nevada corporation ("Target"), and (ii) the preparation and filing with the Securities and Exchange Commission of a Form S-4/A Registration Statement filed May 15, 2002, relating to the transactions contemplated by the Agreement (the "Registration Statement"). Pursuant to the Agreement, Merger Sub will merge with and into Target (the "Merger"), and Target will become a direct wholly owned subsidiary of Parent. Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). For the purpose of rendering this opinion, we have examined and with your consent have relied upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

          (1)   the Agreement;
          (2)   the Registration Statement;
          (3)   the Certificate of Target dated May 7, 2002; and
          (4)   the Certificate of Parent dated May 7, 2002.

          In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

                (a) original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective
          Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

                (b) the Merger will be consummated in accordance with the Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law.
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          Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that the Target shareholders will not recognize gain or loss for Federal income tax purposes upon receipt of Parent common stock in the Merger, except to the extent that they received cash in lieu of fractional shares. We are of the opinion that the discussion set forth in the Registration Statement under the heading "Material United States Federal Income Tax Consequences" correctly describes the material federal income tax consequences of the Merger generally applicable to the Target shareholders. We express no opinion as to any federal, state or local, foreign or other tax consequences, other than as set forth herein and in the Registration Statement under the heading "Material United States Federal Income Tax Consequences." In addition to the assumptions and representations described above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

          This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. No ruling will be obtained from the Internal Revenue Service with respect to the Merger. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. This opinion has no binding effect or official status, and accordingly, no assurance can be given that the position set forth herein will be sustained by a court, if contested.

          No opinion is expressed as to any transaction other than the Merger (whether or not undertaken in connection with the Merger) or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the statements, representations, warranties and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. This opinion is rendered to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name wherever appearing in the Registration Statement with respect to the discussion of the federal income tax consequences of the Merger, including any amendments to the Registration Statement. This opinion may not be relied upon for any other purpose, and may not be made available to any other person, without our prior written consent.

                                                     Very truly yours,


                                                     ATLAS PEARLMAN, P.A.